CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Master Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Wells Fargo Bloomberg Barclays US Aggregate ex-Corporate Portfolio, Wells Fargo Emerging Markets Bond Portfolio, Wells Fargo Factor Enhanced Emerging Markets Portfolio, Wells Fargo Factor Enhanced International Portfolio, Wells Fargo Factor Enhanced Large Cap Portfolio, Wells Fargo Factor Enhanced Small Cap Portfolio, Wells Fargo Strategic Retirement Bond Portfolio, Wells Fargo High Yield Corporate Bond Portfolio, Wells Fargo Investment Grade Corporate Bond Portfolio, and Wells Fargo U.S. REIT Portfolio, ten of the portfolios comprising the Wells Fargo Master Trust.

/s/ KPMG LLP

Boston, Massachusetts

May 18, 2017